PROXYGRAM


Dear Capital Holding Stockholder:

Our Annual Meeting, scheduled for May 11, 1994, is now only a few days away. The meeting will consider, among other things, a proposal to amend the Company's Certificate of Incorporation to create a class of preference stock.

Approval of that proposal requires approval by the holders of a majority of the outstanding shares. Accordingly, your vote is extremely important since not voting is equivalent to voting against the proposal.

Since time is short and your vote extremely important, we have established a method to vote by toll-free telephone. We strongly urge you to vote in favor of Proposal 4 creating the new class of preference stock, as well as all the other proposals.

Please follow the simple steps listed below.

                              CAPITAL HOLDING CORPORATION





1.  Call Toll-Free 1-800-437-7699 any time, day or night.

2. Tell the operator that you wish to send a collect proxygram to ID No. ______.

Capital Holding Corporation

3.  State your name, address and telephone number.

4. State the bank or broker at which your shares are held and your control number as shown below:

Bank or Broker:______________

Control No.__________________
No. of Shares:_______________

5. Read the Text of the Proxy Card, with your voting preferences, to the operator.

If you need assistance in voting, call our solicitor, Georgeson & Company Inc. at 1-800-223-2064.


                    [Text of Proxy Card]